Exhibit (23)(d)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Potlatch Corporation:

We consent to the use of our report included herein dated September 16, 2005, with respect to the balance sheet of Potlatch Holdings, Inc. as of September 16, 2005.

/s/ KPMG LLP

Seattle, Washington
October 31, 2005